SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                          Commission File Number 0-9836

                        Extended Family Care Corporation
          ------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          One Old Country Road, Suite 335, Carle Place, New York 11514
          ------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.01 per share
          ------------------------------------------------------------
                       (Title of each class of securities
                              covered by this Form)

                                      None
          ------------------------------------------------------------
                   (Titles of all other classes of securities
                     for which a duty to file reports under
                         section 13(a) or 15(d) remains)

           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [x]       Rule 12h-3(b)(1)(ii)   [ ]
          Rule 12g-4(a)(1)(ii)  [ ]       Rule 12h-3(b)(2)(i)    [ ]
          Rule 12g-4(a)(2)(i)   [ ]       Rule 12h-3(b)(2)(ii)   [ ]
          Rule 12g-4(a)(2)(ii)  [ ]       Rule 15d-6             [ ]
          Rule 12h-3(b)(1)(i)   [ ]

           Approximate number of holders of record as of the certification or notice date:

                      one
          ---------------------------

           Pursuant to the requirements of the Securities Exchange Act of 1934 EFCC Acquisition Corp. As the successor in interest by operation of law of Extended Family Care Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE   September 25, 1997          BY:      /s/    Stephen Sternbach
    ----------------------             -----------------------------
                                       Stephen Sternbach, President